Exhibit 5.1

April 29, 2022

Board of Directors

Matthews International Corporation

Two NorthShore Center

Pittsburgh, Pennsylvania 15212

Ladies and Gentlemen:

We have acted as counsel to Matthews International Corporation, a Pennsylvania corporation (the “Corporation”), in connection with the proposed issuance by the Corporation of up to 1,750,000 shares (the “Shares”) of the Corporation’s Class A Common Stock, par value $1.00 per share (the “Common Stock”), pursuant to the terms of the Matthews International Corporation Amended and Restated 2017 Equity Incentive Plan (the “Plan”).

As counsel to the Corporation, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction of the Plans, the Restated Articles of Incorporation of the Corporation as currently in effect, as further amended, the Restated By-Laws of the Corporation as currently in effect, the relevant corporate proceedings of the Corporation, the Registration Statement on Form S-8 (the “Registration Statement”) covering the issuance of the Shares pursuant to the Plans, and such other corporate records, certificates, other documents, and questions of law as we have considered necessary or appropriate for the purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Corporation.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and when the Shares have been duly issued and delivered pursuant to the terms of the Plans, such Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to the applicability or compliance with or effect of federal law or the law of any other jurisdiction other than the Pennsylvania Business Corporation Law of 1988, as amended.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

This opinion has been prepared for your use in connection with the issuance of the Shares under the Plans, and speaks as of the date hereof. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein.

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It is understood that this opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

Very Truly Yours,

COZEN O’CONNOR

/s/ Cozen O’Connor